Sub-Item 77E: Legal Proceedings
LEGAL PROCEEDINGS
Since February 2004, Federated and
related entities (collectively,
?Federated?) have been named as
defendants in several lawsuits that are
now pending in the United States
District Court for the Western District of
Pennsylvania. These lawsuits have
been consolidated into a single action
alleging excessive advisory fees
involving one of the Federated-
sponsored mutual funds (?Funds?).
       Federated and its counsel have
been defending this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys?
fees and expenses, and future potential
similar suits is uncertain. Although we
do not believe that these lawsuits will
have a material adverse effect on the
Funds, there can be no assurance that
these suits, ongoing adverse publicity
and/or other developments resulting
from the allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the Funds or other adverse consequences for the
Funds.